Exhibit EX-99: Change of Independent Public Accountant

On August 16, 2018, the Board of Trustees for the Diamond Hill Funds (the "Funds") selected Cohen & Co, Ltd (“Cohen”) as the independent registered public accounting firm to audit the Funds’ financial statements for the fiscal year ending December 31, 2018. During the Funds’ two most recent fiscal years ended December 31, 2016 and 2017, neither the Funds nor anyone on their behalf has consulted Cohen on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

On August 24, 2018, Ernst & Young LLP (“EY”) resigned as the Funds’ independent registered public accounting firm. During the Funds two most recent fiscal years ended December 31, 2016 and 2017, EY’s reports on the Funds’ financial statements contained no adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Funds’ two most recent fiscal years ended December 31, 2016 and 2017, there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the financial statements for such years. During the Funds’ two most recent fiscal years, there were no events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

The Funds have requested that EY furnish it with a letter addressed to the Securities and Exchange Commission stating whether EY agrees with the statements contained above. A copy of the letter from EY to the Securities and Exchange Commission is filed as an exhibit hereto.

Ernst & Young LLP 1900 Scripps Center 312 Walnut Street Cincinnati, OH 45202	Tel: +1 513 612 1400 Fax: +1 513 612 1730 ey.com

August 24, 2018

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

To whom it may concern:

We have read EX-99 of Form N-CSRS of the Diamond Hill Funds for the June 30, 2018 semiannual filing and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

A member firm of Ernst & Young Global Limited